Exhibit 99.1

Sunshine Heart Announces Resignation of Director

Eden Prairie, MN and Sydney, Australia: 13 November, 2012: Sunshine Heart, Inc. (NASDAQ: SSH; ASX: SHC), a global medical device company focused on innovative technologies for moderate heart failure, today announced that Mark Harvey has resigned from the Board of Directors.

Mark joined Sunshine Heart’s Board of Directors in November of 2011. His stepping down from the board coincides with Mark’s transition from CM Capital Investments, one of Sunshine Heart’s major investors. Mark has been a Partner with CM Capital since 2008.

“I leave at a time when Sunshine Heart is well positioned for its next stage of growth as C-pulse progresses towards commercialization through a pivotal trial in the U.S. and a post-market trial in Europe to gather additional safety and efficacy data.  C-pulse is a cutting edge product being advanced by a world class team. It has been a pleasure working with the Board and I extend my best wishes to everyone at Sunshine Heart,” said Mark Harvey.

“Mark played an integral role in guiding Sunshine Heart through a truly transformative period and the Company is better off today in large part to his contribution.  On behalf of the management team and Board, I extend to Mark sincere gratitude and best wishes for future endeavors,” commented Sunshine Heart’s Chairman, John Erb.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE Mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries.  Operating outside the patient’s bloodstream, the extra-aortic approach of the C-Pulse technology offers greater flexibility, allowing patients to safely disconnect to have intervals of freedom to perform certain activities such as showering.  The C-Pulse System may help maintain the patient’s current condition and, in some cases, reverse the heart failure process, thereby potentially preventing the need for later stage heart failure therapies, such as left ventricular assist devices (LVADs), artificial hearts or transplants.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) is an early-stage global medical device company committed to the commercialization of the C-Pulse System, an implantable, non-blood contacting, heart assist therapy for the treatment of moderate to severe heart failure.  The C-Pulse System can be implanted using a minimally invasive procedure and is designed to relieve the symptoms of heart failure through the use of counter-pulsation technology, which enables an increase in cardiac output, an increase in coronary blood flow and a reduction in the heart’s pumping load.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March, 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received conditional approval from the FDA in September 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a subsidiary presence in Australia.  The Company has been listed on the Australian Securities Exchange (ASX) since September 2004 and on the NASDAQ Capital Market since February 2012.  For more information, please visit www.sunshineheart.com.

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For further information, please contact:
Jeff Mathiesen Chief Financial Officer Sunshine Heart, Inc. +1 952 345 4200